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EXHIBIT 99.4



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


              CENDANT AUDIT COMMITTEE REPORTS TO BOARD OF DIRECTORS
               ON ITS INVESTIGATION INTO ACCOUNTING IRREGULARITIES

           -- Report Chronicles Numerous and Pervasive Irregularities
                      Directed by CUC Corporate Executives
                      Aimed at Meeting Analyst Estimates --

             -- Evidence of Attempt to Continue CUC Fraud in 1998 --

        -- Says Forbes and Shelton Among Those Who Bear Responsibility --


PARSIPPANY, NJ, AUGUST 27, 1998 -- Cendant Corporation (NYSE: CD) today announced that the Audit Committee of its Board of Directors has presented to the Board its report on the investigation into the accounting irregularities uncovered in the former CUC businesses and its conclusions regarding responsibility for those actions. Cendant will file the full report on Form 8-K and will send copies to the U.S. Attorney for the District of New Jersey and to the staff of the Securities and Exchange Commission.

Earlier today, Cendant announced that the filing of its Form 10-K/A, which will include its restated financial results for 1995 - 1997, has been delayed until late September due to additional revisions of its accounting policies as requested by the SEC.

The Audit Committee's report focused solely on accounting irregularities -- i.e., fraudulent financial reporting -- and chronicled in detail, through numerous examples, how CUC's income, excluding merger-related and unusual charges, was inflated by an aggregate of approximately $500 million before taxes during the period 1995 - 1997 (the Restatement Period). The report said this was accomplished through a wide range of irregular accounting entries directed by CUC corporate executives at its Stamford, Connecticut headquarters and imposed upon personnel throughout the company in an escalating attempt to ensure that CUC's earnings would match analyst expectations.

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The report found that more than one-third of the total income, excluding merger-related and unusual charges, reported by CUC during the Restatement Period was deliberately and fictitiously manufactured. (This is consistent with the restated financial results for 1995-1997 that Cendant released on August 13, 1998.) The report did not encompass the approximately $200 million of accounting errors in CUC's accounting records which were also part of the 1995 - 1997 restated results.

The Audit Committee's report culminated more than four months of exhaustive work by the Audit Committee's legal counsel, Willkie Farr & Gallagher, which commissioned the accounting firm Arthur Andersen & Co. to perform a forensic audit, and by Deloitte & Touche, the Company's auditors, assisted by Company personnel. In addition to the scrutiny of all CUC's financial accounts, the investigation encompassed several hundred hours of interviews with 81 witnesses and the examination of numerous additional documents. In total, the report included over 260 typed pages, supplemented by two volumes consisting of 128 additional exhibits.

Henry Silverman, Chairman, President and Chief Executive Officer of Cendant, said, "This report brings to a close a difficult period for Cendant employees and shareholders alike. The investigation has identified how a group of people at CUC deliberately deceived and misled investors and business partners -- and reveals a corporate culture that encouraged this behavior. We moved swiftly to address these issues when they first came to light in April, and have put in place a series of financial controls to ensure these improprieties cannot occur at Cendant."

Among the report's key findings are the following:

o Irregularities Implemented to Meet Wall Street Estimates -- The report stated that "the purpose of many of the irregularities was at least to conform CUC's publicly-reported results to Wall Street's earnings expectations."

         "The amount of the income adjustments at each quarter closely mirrored the amount needed to bring CUC's results into line with Wall Street earnings expectations, e.g., if actual income in a particular quarter was 10 cents per share and consensus analysts' expectations were 18 cents per share, then adjustments of approximately 8 cents were made, without support, to increase earnings.

         "The inflated earnings results were then publicly reported and presented to the CUC Board of Directors at each quarter. Because these results were often above the combined budgets of CUC's individual business units for the quarters, the consolidated quarterly budget figures presented to the Board...were frequently increased at corporate headquarters to eliminate any substantial variance," the report said.

o        Irregularities  Directed  from CUC  Corporate  Headquarters  -- The
         report  stated,   "Although...the  numerous  unsupported  entries  were
         effected in many instances by employees of CUC subsidiaries (often with knowledge that there was no apparent support


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         for the making of such  entries),  the directions for the making of the improper entries came from CUC corporate headquarters."

         The report stated that Cosmo Corigliano, former Chief Financial Officer of CUC, and Anne Pember, former Controller of CUC, were found to have directed accounting irregularities to be entered. Neither Mr. Corigliano nor Ms. Pember made themselves available to the independent investigators, thereby limiting the information that could be obtained about the role or participation of others.

         Certain other financial and accounting personnel indicated they had participated in irregular activities and directed others to record improper entries. "More than 20 present and former employees from various CUC business units in the United States and Europe, including the major operating units of the company, have said that they were instructed by persons at CUC corporate headquarters to engage in the activities discussed in this Report," the report said.

o Responsibility of Forbes and Shelton -- The Committee concluded that "Walter Forbes [Chairman of the Board and Chief Executive Officer of the former CUC] and Kirk Shelton [President and Chief Operating Officer] are among those who must bear responsibility for what occurred at CUC."

         "First, Walter Forbes and Kirk Shelton, because of their positions, had responsibility to create an environment in which it was clear to all employees at all levels that inaccurate financial reporting would not be tolerated. The fact that there is evidence that many of the senior accounting and financial personnel participated in irregular activities and that personnel at many of the business units acquiesced in practices which they believed were questionable suggests that an appropriate environment to ensure accurate financial reporting did not exist.

         "Second, senior management failed to have in place appropriate controls and procedures that might have enabled them to detect the irregularities in the absence of actual knowledge of those irregularities.

         "Third, Walter Forbes and Kirk Shelton, the Company's most senior managers, had a responsibility to fully understand the sources and the true level of CUC's profitability. To the extent that they were unaware of the irregularities, the amount by which CUC's earnings were inflated as reported in the Restatement suggests that they did not adequately inform themselves as to the sources and level of profitability of the Company."




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o        Numerous, Pervasive Irregularities -- "Throughout the Restatement
         Period [i.e., 1995 - 1997], numerous accounting irregularities and improper accounting practices occurred at CUC which had the effect of inflating revenues or decreasing expenses. The irregularities were pervasive," the report stated.

         Among those irregularities were "topside" adjustments to inflate operating income by increasing revenues and/or decreasing expenses; quarterly unsupported adjustments to the company's balance sheet "particularly to show a greater cash balance than the company actually had on its books;" the improper utilization of merger reserves which, among other objectives, helped close the "gap between what was reported to the public and what was recorded on the company's books;" irregular revenue recognition; understatement of the membership cancellation reserve, and its improper reversal into income; as well as other irregularities such as delayed recording of credit card rejects and the creation of fictitious accounts receivable.

         "Operating income was inflated during the Restatement Period in 17 of the 22 operating units of CUC. Thus, the irregularities touched the large majority of the company," the report said.

o Attempt to Continue Fraud in 1998 -- The report also stated, "In addition, there is evidence that CUC intended to utilize a portion of the reserve established in connection with CUC's merger with HFS on December 17, 1997 to inappropriately increase earnings in 1998 and perhaps in future periods as well."

EVENTS LEADING TO DISCOVERY OF FRAUD; WALTER FORBES' EXPENSES
-------------------------------------------------------------
In addition to these conclusions, the report discusses evidence of a plan by CUC executives that involved the improper reversal of merger reserves into revenues in 1998. Also recounted are events which led to the eventual admission in April by two CUC financial executives that adjustments had been made to meet financial targets. This, in turn, led to the announcement by Cendant on April 15 that it had discovered potential accounting irregularities and the commencement of the investigation by the Audit Committee.

The report also discusses more than $500,000 of money paid to Walter Forbes in September 1997 purportedly for his "undercharging" the company for trips he took in 1995 and 1996 and which were charged at Mr. Shelton's direction to the reserve established in connection with the CUC/HFS merger which closed in December 1997.

Cendant has not concluded its review of Mr. Forbes' expenses, which is an issue separate from the Audit Committee's investigation into CUC's accounting irregularities and is not the subject of an Audit Committee investigation. Cendant is investigating certain expenses recorded by Mr. Forbes during the period 1995 to April, 1998, including the receipt of approximately $550,000 in cash advances and approximately $1.5 million in aircraft, travel and lodging allowances. The Company said it has not yet determined what action, if any, it may take regarding these matters.

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Mr. Silverman said, "All of us at Cendant are now focused on the future and are concentrating on the job of restoring confidence in our business. Our outstanding employees have remained focused on building our business and on showing to investors, business partners and customers each day how Cendant uniquely can add value for them.

"As demonstrated by our 1998 results to date, our ongoing businesses continue to perform extremely well. Each of the business units we inherited from HFS performed on or ahead of plan, led by an unparalleled performance in our real estate segment. We are confident that these businesses will continue to meet our high expectations for the rest of the year and beyond. Cendant today is a powerful engine of growth with additional potential which we are committed to fulfill," Mr. Silverman concluded.

The text of the report's Executive Summary and Additional Conclusions will be available on the Cendant website (http://www.cendant.com) and on PR Newswire. The complete report may be obtained through the SEC's EDGAR website when the Form 8-K is filed.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees and operates in over 100 countries.

Certain matters discussed in the news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the pending litigation relating to the previously announced accounting irregularities; uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; the ability of the Company and its vendors to complete the necessary actions to achieve a Year 2000 conversion for its computer systems and applications and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may

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also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

Media Contact:                                       Investor Contact:
--------------                                       -----------------
Cendant Corporation                                  Cendant Corporation
Elliot Bloom                                         Denise L. Gillen
973-496-8414  or                                     973-496-7303


Kekst and Company
Jim Fingeroth
Roanne Kulakoff
212-521-4800

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